SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported) October 25, 2000


                     E. I. du Pont de Nemours and Company
            (Exact Name of Registrant as Specified in Its Charter)


            Delaware                   1-815              51-0014090
    (State or Other Jurisdiction     (Commission       (I.R.S Employer
         of Incorporation)           File Number)     Identification No.)


                              1007 Market Street
                          Wilmington, Delaware  19898
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (302) 774-1000

Item 5.  Other Events
         ------------
     The Registrant files, pursuant to Regulation FD, its earnings press release dated October 25, 2000, entitled "DuPont Reports Third Quarter 2000 Earnings," a copy of which is below. This earnings press release is also filed in connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-61339, No. 33-60069 and No. 333-86363).


October 25, 2000                       Contact:  Clif Webb
WILMINGTON, Del.                                 302-774-4005
                                                 r-clifton.webb@usa.dupont.com


                  DUPONT REPORTS THIRD QUARTER 2000 EARNINGS
                  ------------------------------------------

Summary
-------
o  Third quarter underlying earnings per share were $.51.

o Underlying after-tax operating income (ATOI) of $727 million. ATOI for the quarter was $52 million lower than 1999 after overcoming a $235 million after-tax cost increase for raw materials - oil, natural gas and their derivatives.

o Average worldwide selling prices were 1 percent higher, the first time that U.S. dollar prices have increased year-on-year since 1996. Global local currency prices were 3 percent higher.

o Adverse currency effects reduced worldwide sales by 2 percent, primarily due to the weaker Euro. On a local currency basis, European sales were up 12 percent, but were flat when reported in U.S. dollars.

o Segment sales of $7.4 billion increased 4 percent versus 1999 as sales volumes grew 2 percent. Volume growth outside the United States of 6 percent offset a 2 percent U.S. decline. Consolidated sales were $6.4 billion, flat versus 1999.

                     Earnings Comparisons - Third Quarter
                     ------------------------------------
                             ($ per share diluted)

                                                         Including
                                     Underlying        One-Time Items
                                   --------------      ---------------
                                   2000      1999      2000      1999
                                   ----      ----      ----      -----
      Continuing Operations        $.51      $.59      $.53      $ .17
      Discontinued Operations        -        .06        -        6.98
      Total                        $.51      $.65      $.53      $7.15

        DuPont reported earnings from continuing operations, before one-time items, of $.51 per share for the third quarter, versus $.59 per share earned in last year's third quarter, and $2.26 per share for the nine months of 2000 versus $2.02 in the same period last year.
        "During the third quarter, DuPont faced one of the most significant economic challenges in decades," said Charles O. Holliday, Jr., DuPont chairman and chief executive officer. "By raising prices, improving our productivity and growing volume, we overcame $200 million of a $250 million after-tax earnings impact from surging raw materials costs and currency. This is a real credit to DuPont employees and to our diverse mix of businesses." Global Sales and Income Highlights
----------------------------------
        Including one-time items in the third quarter, income from continuing operations was $562 million versus $181 million last year, resulting in earnings per share of $.53 compared to $.17 last year. One-time items, all of which were previously announced, are detailed in the notes to the accompanying financial statements and summarized in the table below:

                              $MM Pretax      $MM After-Tax    ($ Per Share)
                             -------------    -------------    -------------
                             3Q 00   3Q 99    3Q 00   3Q 99    3Q 00   3Q 99
                             -----   -----    -----   -----    -----   -----
Purchase Accounting/
  Post Employment
  Costs - Pioneer             (50)             (55)             (.06)

Sale of Interest in
  Quimica Fluor
  Affiliate -
  Pigments & Chemicals         23               16               .02

Chambers Works
  Restructuring -
  Pigments & Chemicals        (28)             (17)             (.02)

Restructuring -
  Agriculture &
  Nutrition                          (170)            (107)             (.10)

Restructuring - Nylon                (364)            (337)             (.32)

Sale of Stock - DuPont
  Photomasks, Inc.            123               81               .08
                              ---     ---       --     ---       ---     ---
Total                          68    (534)      25    (444)      .02    (.42)


Third quarter income from continuing operations before one-time items was
$537 million, compared to $625 million in third quarter of 1999, down
$88 million or 14 percent. Higher sales volume and higher local selling prices were more than offset by the negative impact of higher raw material costs, a stronger U.S. dollar, and higher Pioneer seasonal operating losses due to increased ownership.
        Third quarter 2000 consolidated sales of $6.4 billion were flat versus third quarter 1999. Segment sales and transfers, which include a pro rata share of affiliates' sales, were $7.4 billion, up 4 percent from $7.1 billion last year. This increase is the result of 2 percent higher volume, 3 percent higher local prices and 1 percent added from the Pioneer acquisition, partly offset by currency effect from the strong U.S. dollar which reduced worldwide sales by 2 percent. Regional segment sales and related variances are summarized below:
                                                  % Change Due To
                                       -------------------------------------
                   3Q 00   % Change    Local   Currency            Portfolio
 Segment Sales      $B     vs. 3Q 99   Price    Effect    Volume    Changes
----------------   -----   ---------   -----   --------   ------   ---------
Worldwide           7.4        4         3        (2)        2         1
U.S.                3.7        0         3         0        (2)       (1)
Europe              1.7        0         4       (11)        7         0
Asia                1.2       20         2         3         8         7
Canada, Mexico,
  S. America        0.8       11         3         0         1         7


o U.S. sales volume dropped 2 percent reflecting lower sales of TiO2, automotive finishes, and apparel fibers.

o Asia Pacific sales increased 20 percent reflecting 5 percent higher U.S. dollar (USD) prices, higher volume and increased polyester sales resulting from joint venture growth in the region.

o European sales reflect 7 percent volume growth essentially offset by lower USD prices resulting from the impact of weaker European currencies.

o Portfolio changes reflect increased ownership of Pioneer (which increased third quarter sales in South America) and restructuring the Polyester Enterprise through formation of joint ventures (which increased sales in Asia and decreased sales in the United States).

Outlook
-------
        "Throughout the year, we have performed remarkably well in largely offsetting the impacts of significantly higher oil and gas prices on raw material costs and energy, and we have kept our focus on raising prices, improving productivity and increasing volume - positioning our businesses for improved performance," Holliday said. "However, in light of slowing global economies, we are cautious about the prospects for top-line growth in the fourth quarter. In addition, we expect significantly lower fourth quarter results from the Pharmaceuticals Segment as we phase out sales promotion programs. Given these circumstances, it appears that the best underlying earnings we can reasonably expect to achieve for 2000 is $2.85 per share, the low end of our previously announced range. Should macro economic and currency factors turn more negative, the additional downward pressure on earnings will be very difficult to offset. Nevertheless, even given a more negative environment, we expect meaningful growth in full year underlying earnings per share."
Six Sigma
---------
        Six Sigma implementation continues to gain momentum. At the end of the third quarter there were over 1,000 trained Black Belts and 2,800 active projects. The potential annualized pretax benefit from active projects at the end of the third quarter was $500 million. The actual annualized pretax benefit of completed projects at the end of the third quarter was
$260 million. At the end of the second quarter these annualized pretax benefits were about $450 million and $110 million, respectively.
Business Segment Performance
----------------------------
        Segment ATOI before one-time items was $727 million in the third quarter, down 7 percent. Results for individual segments are summarized below:
o Performance Coatings & Polymers - Segment earnings increased 10 percent, principally reflecting improvement in Performance Coatings in Europe.
   Phase II of the Herberts integration remains on schedule. Engineering Polymers earnings were lower as increased volumes were more than offset by the negative impact of the weak Euro and higher ingredient costs. Elastomers earnings were flat versus last year.

o Specialty Fibers - Segment earnings were 12 percent lower as increased earnings from "Kevlar" fiber and "Nomex" fiber and paper were more than offset by lower "Lycra" elastane earnings. On a weighted average basis, elastane USD pricing ("Lycra" and unbranded) for the Lycra strategic business unit (SBU) declined versus prior year. Worldwide volumes were flat as volume growth in Asia and Europe was offset by weaker volumes in the United States. The Lycra SBU's "Terathane" polyether glycol earnings were reduced by higher natural gas prices.

o Specialty Polymers - Segment sales and earnings increased 6 and 5 percent, respectively, as continued sales and earnings growth from DuPont iTechnologies, Fluoropolymers, and "Corian" solid surfaces were partially offset by lower results from Packaging and Industrial Polymers (P&IP). P&IP showed flat sales and substantially reduced earnings, primarily resulting from the stronger dollar and significantly higher ethane prices. The remainder of the segment delivered double digit sales and earnings growth.

o Pigments & Chemicals - Segment earnings increased 4 percent on 7 percent higher sales. Earnings improvements in White Pigment and Mineral Products reflect price and volume increases partly offset by higher chlorine and energy costs. Continued strong TiO2 volume growth outside the United States was partly offset by declining U.S. volumes. A modest earnings improvement in DuPont Chemical Solutions was driven by higher prices. Fluorochemicals results were essentially flat as earnings were adversely affected by higher natural gas and methanol prices.

o Polyester Enterprise - Segment earnings were $19 million versus a loss of $23 million last year, a $42 million turnaround. This principally reflects a substantial reduction in fixed costs achieved through productivity measures and restructuring. While markets generally continue to be weak, the business has been able to partly offset higher raw material costs with higher selling prices, specifically in resins, intermediates, and filaments.

o Nylon Enterprise - Segment revenue increased 5 percent based on 3 percent higher prices and 2 percent higher volumes. However, a significant run-up in feedstock costs more than offset top-line growth, resulting in a 15 percent earnings decline for the segment. Demand continues to be strong for industrial nylon, but is softening in certain apparel segments, primarily in Europe, and to a lesser extent, in the United States. In addition, there has been some softening in U.S. demand in the residential segment of the flooring systems business.

o Agriculture & Nutrition - Segment earnings were $13 million versus a loss of $10 million in the third quarter of last year. The earnings improvement reflects 7 percent higher revenue and lower costs as the result of last year's restructuring in Crop Protection Products. Crop Protection Products worldwide volume increased with significant growth from new products in

   North America specialty markets and a strong growing season in South America. Partly offsetting these improvements in the segment were increased raw material costs and higher advertising costs for the Nutrition and Health SBU.

o Pioneer - Segment earnings were a loss of $97 million versus a loss of $26 million in 1999. This reflects full ownership versus 20 percent ownership last year and the normal seasonal operating losses. With more than 90 percent of the sales for the year now complete, Pioneer projects 2000 corn and soybean revenue to increase 6 percent and 12 percent, respectively, versus 1999 on a comparable basis.

o Pharmaceuticals - Segment sales were essentially flat versus third quarter 1999 as higher sales of SustivaTM efavirenz and "Cardiolite" cardiac imaging agent were offset by lower sales of "Coumadin" anticoagulant and "Sinemet Brand". Earnings declined to $41 million compared to $58 million last year, principally due to planned higher selling and research and development expenses.

   Major product sales are shown below:

              ($ in millions)          3Q 2000     3Q 1999     YR 1999
          ------------------------     -------     -------     -------
          "Coumadin"                      80         124         464
          SustivaTM                       99          50         211
          "Sinemet Brand"                 34          58         331
          "Cardiolite"/MiralumaTM         77          51         210

   Market share continued to grow for SustivaTM in all countries where it is approved for sale. In September, total prescriptions for SustivaTM surpassed "Viracept", the most widely prescribed protease inhibitor in the United States. "Coumadin" warfarin sodium share was stable at 67 percent, with total warfarin prescription growth up 6 percent versus the third quarter last year. "Coumadin" sales declined versus last year as a result of a strong promotional program in the third quarter of 1999. "Cardiolite" sales benefited from a 16 percent increase in demand, while "Sinemet Brand" sales declined due to increased generic competition.

   Over the past three years DuPont Pharmaceuticals has implemented various promotional sales programs. These programs were put in place to ensure a fully adequate supply of product in the marketplace and, in the case of "Sinemet Brand", to fully capitalize on the period in which we were actively promoting the product. These promotional programs were successful and market conditions have stabilized. As a result, these programs are no longer required nor financially justified and, accordingly, the company decided to phase them out. The impact of this action is expected to reduce pharmaceuticals sales by approximately $100 million per quarter until mid-2001. ATOI is expected to be substantially lower in the fourth quarter 2000 than in the current quarter.

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking state-ments may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These state-ments are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in DuPont's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regula-tions, policies and economic conditions of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; research and development of new products, including regulatory approval and market acceptance, seasonality of sales of agricultural products.


                                      ###

10/25/00





E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES


                                                                 Three Months Ended       Nine Months Ended
CONSOLIDATED INCOME STATEMENT                                       September 30             September 30
-------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share)                           2000       1999         2000         1999
-------------------------------------------------------------------------------------------------------------
SALES .......................................................   $6,445      $6,459      $21,952      $19,778
Other Income<Fa> ............................................      420         159          986          412
                                                                ------      ------      -------      -------
  Total .....................................................    6,865       6,618       22,938       20,190
                                                                ------      ------      -------      -------
Cost of Goods Sold and Other Operating Charges<Fb> ..........    4,135       4,110       14,019       12,310
Selling, General and Administrative Expenses ................      710         624        2,276        1,784
Depreciation ................................................      351         373        1,055        1,081
Amortization of Goodwill and Other Intangible Assets<Fc> ....      113          52          329          136
Research and Development Expense ............................      442         394        1,323        1,139
Interest Expense ............................................      205         120          616          333
Purchased In-Process Research and Development<Fd> ...........      -           -            (11)          40
Employee Separation Costs and Write-Down of Assets<Fe> ......       28         534          126          596
Gain on Issuance of Stock by Affiliates - Nonoperating<Ff> ..      (29)        -            (29)         -
                                                                ------      ------      -------      -------
  Total .....................................................    5,955       6,207       19,704       17,419
                                                                ------      ------      -------      -------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
  MINORITY INTERESTS ........................................      910         411        3,234        2,771
Provision for Income Taxes ..................................      339         216        1,133        1,066
Minority Interests in Earnings of Consolidated Subsidiaries .        9          14           48           50
                                                                ------      ------      -------      -------
INCOME FROM CONTINUING OPERATIONS ...........................      562         181        2,053        1,655
DISCONTINUED OPERATIONS
  Gain on Disposal of Discontinued Business,
    Net of Income Taxes<Fg> .................................      -         7,349          -          7,455
                                                                ------      ------      -------      -------
NET INCOME ..................................................   $  562      $7,530      $ 2,053      $ 9,110
                                                                ======      ======      =======      =======


BASIC EARNINGS PER SHARE OF COMMON STOCK<Fh><Fi>
  Continuing Operations .....................................   $  .54      $  .17      $  1.96      $  1.50
  Discontinued Operations ...................................      -          7.08          -           6.79
                                                                ------      ------      -------      -------
  Net Income ................................................   $  .54      $ 7.25      $  1.96      $  8.29
                                                                ======      ======      =======      =======
DILUTED EARNINGS PER SHARE OF COMMON STOCK<Fh><Fi>
  Continuing Operations .....................................   $  .53      $  .17      $  1.94      $  1.48
  Discontinued Operations ...................................      -          6.98          -           6.71
                                                                ------      ------      -------      -------
  Net Income ................................................   $  .53      $ 7.15      $  1.94      $  8.19
                                                                ======      ======      =======      =======
DIVIDENDS PER SHARE OF COMMON STOCK .........................   $  .35      $  .35      $  1.05      $  1.05
                                                                ======      ======      =======      =======

[FN]
FOOTNOTES TO CONSOLIDATED INCOME STATEMENT
------------------------------------------

<Fa> Third quarter 2000 includes gains of $117 resulting from the sale of stock that reduced the Company's ownership interest in DuPont Photomasks and the sale of the Company's interest in a Mexican affiliate.

     Year-to-date 2000 also includes a $176 gain resulting from the sale by Pioneer of certain equity securities classified as available for sale. Year-to-date 1999 includes a $131 exchange loss on forward exchange contracts purchased in 1998 to lock in the U.S. dollar cost of the acquisition of Herberts.

<Fb> In accordance with purchase accounting rules applied to the acquisition of the remaining 80 percent ownership interest in Pioneer on October 1, 1999, Pioneer inventory was increased to fair value. This inventory step-up generates noncash charges to cost of goods sold as the inventory on hand at the acquisition date is sold. Third quarter and year-to-date 2000 charges were $21 and $588, respectively.

     Third quarter 2000 also includes a charge of $29 for accrued post-employment costs for Pioneer employees. Year-to-date 2000 also includes a charge of $100 to increase the Company's reserve for "Benlate" 50 DF fungicide litigation.

<Fc> 2000 includes amortization expense associated with acquisitions of
     Herberts and Pioneer. Prior to October 1, 1999, the Company's 20 percent ownership in Pioneer was accounted for under the equity method and results (including amortization expense) were reported as a component of Other Income. 1999 includes amortization expense associated with the Herberts acquisition beginning in the second quarter.

<Fd> Year-to-date 2000 includes a credit of $11 that was recorded based on revisions of preliminary purchase price allocations associated with the October 1, 1999 purchase of the remaining 80 percent ownership interest in Pioneer. Year-to-date 1999 includes an estimated charge of $40 that was recorded in conjunction with the purchase of Herberts, based on preliminary allocations of purchase price.

<Fe> Third quarter 2000 charges of $28 result from restructuring manufacturing operations at the Chambers Works site; this includes $24 related to the shutdown of operating facilities and $4 attributable to separation costs for about 65 employees. Year-to-date 2000 also includes charges of $98 attributable to the continued restructuring of the performance coatings business. This charge includes $73 related to the termination of about 1,000 employees, $13 for the shutdown of related manufacturing facilities, and $12 for other exit costs.

[FN]
FOOTNOTES TO CONSOLIDATED INCOME STATEMENT - (CONT'D)
-----------------------------------------------------

     Third quarter 1999 charges of $534 primarily result from restructuring activities within Agriculture & Nutrition and within the Nylon Enterprise. The charge for Agriculture & Nutrition totaled $170 and included termination payments to about 800 employees, the shutdown of various manufacturing facilities, and the write-off of an intangible asset resulting from the loss of exclusive product marketing rights.
     The Nylon Enterprise charge totaled $364, of which $252 represents an impairment charge for the write-down of an adipic acid plant in Singapore that continues to operate. Other costs are principally due to the write-down of manufacturing assets in India pursuant to a sales agreement and the liquidation of a joint venture in China.

     Year-to-date 1999 charges also includes $62 of employee separation costs for about 850 employees within the Polyester Enterprise.

<Ff> Represents an increase in the Company's equity investment in DuPont
     Photomasks that resulted from the issuance by DuPont Photomasks of additional shares to unrelated parties at a price in excess of book value.

<Fg> Gain on disposal of discontinued business reflects Conoco's operations through August 6, 1999 and includes the gain of $7,291 realized by the Company from the completion of the Conoco exchange offer.

<Fh> Earnings per share are calculated on the basis of the following average number of common shares:

                 Three Months Ended               Nine Months Ended
                    September 30                    September 30
            -----------------------------   -----------------------------
                Basic          Diluted          Basic          Diluted
            -------------   -------------   -------------   -------------
     2000   1,041,269,308   1,047,777,845   1,044,708,476   1,052,825,218
     1999   1,038,268,303   1,052,845,443   1,097,795,167   1,111,388,460

<Fi> Year-to-date earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.





E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES


CONSOLIDATED SEGMENT INFORMATION -                     Three Months Ended              Nine Months Ended
CONTINUING OPERATIONS<Fa>                                 September 30                    September 30
-------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                2000          1999              2000           1999
-------------------------------------------------------------------------------------------------------------
SEGMENT SALES<Fb>
-------------
Agriculture & Nutrition ......................      $  454        $  423           $ 1,923        $ 1,970
Nylon Enterprise .............................       1,150         1,097             3,445          3,349
Performance Coatings & Polymers ..............       1,572         1,592             4,941          4,398
Pharmaceuticals ..............................         389           384             1,172          1,173
Pigments & Chemicals .........................         974           912             2,972          2,727
Pioneer ......................................         129            38             1,853            363
Polyester Enterprise .........................         657           668             1,922          1,935
Specialty Fibers .............................         848           852             2,645          2,572
Specialty Polymers ...........................       1,124         1,057             3,366          3,103
Other ........................................         108           115               380            352
                                                    ------        ------           -------        -------
  Total Segment Sales ........................       7,405         7,138            24,619         21,942

Elimination of Intersegment Transfers ........        (165)         (190)             (501)          (542)
Elimination of Equity Affiliate Sales ........        (799)         (492)           (2,172)        (1,624)
Miscellaneous ................................           4             3                 6              2
                                                    ------        ------           -------        -------
  SALES ......................................      $6,445        $6,459           $21,952        $19,778
                                                    ======        ======           =======        =======
AFTER-TAX OPERATING INCOME (LOSS)
---------------------------------
Agriculture & Nutrition ......................      $   13        $ (117)<Fc>      $   149 <Fd>   $   127 <Fc>
Nylon Enterprise .............................          74          (250)<Fe>          249            (44)<Fe>
Performance Coatings & Polymers ..............         170           155               478 <Ff>       415 <Fg>
Pharmaceuticals ..............................          41            58               146            182
Pigments & Chemicals .........................         168 <Fh>      162               518 <Fh>       466
Pioneer ......................................        (152)<Fi>      (26)              (69)<Fi>        26
Polyester Enterprise .........................          19           (23)               39            (82)<Fj>
Specialty Fibers .............................         167           189               543            538
Specialty Polymers ...........................         175           166               523            494
Other ........................................          58 <Fk>       21                65 <Fk>        44
                                                    ------        ------           -------        -------
  Total Segment ATOI .........................         733           335             2,641          2,166

Interest & Exchange Gains and Losses .........        (122)          (81)             (381)          (292)<Fl>
Corporate Expenses ...........................         (49)<Fm>      (73)             (207)<Fm>      (219)
                                                    ------        ------           -------        -------
  INCOME FROM CONTINUING OPERATIONS ..........      $  562        $  181           $ 2,053        $ 1,655
                                                    ======        ======           =======        =======

[FN]
NOTES TO CONSOLIDATED SEGMENT INFORMATION - CONTINUING OPERATIONS
-----------------------------------------------------------------
<Fa> Certain reclassifications of segment data have been made to reflect changes in organizational structure.

<Fb> Includes pro rata equity affiliate sales and intersegment transfers.

<Fc> Includes total charges of $107 attributable to termination payments to about 800 employees, shutdown of various manufacturing facilities and the write-off of an intangible asset resulting from the loss of exclusive product marketing rights.

<Fd> Includes a charge of $62 to increase the Company's reserve for "Benlate"
     50 DF fungicide litigation.

<Fe> Includes total charges of $337, of which $247 is attributable to an impairment charge for the write-down of the adipic acid plant in Singapore that continues to operate. Other costs are principally due to the write-down of manufacturing assets in India pursuant to a sales agreement and the liquidation of a joint venture in China.

<Ff> Includes a charge of $61 related to employee separation costs for about
     1,000 employees within Performance Coatings, the shutdown of related manufacturing facilities, and other exit costs.

<Fg> Includes an estimated in-process research and development charge of $40 that was recorded in conjunction with the purchase of Herberts, based on preliminary allocations of purchase price.

<Fh> Includes a charge of $17 resulting from restructuring manufacturing operations at the Chambers Works site, offset by a gain of $16 attributable to the sale of the Company's interest in a Mexican affiliate.

<Fi> Third quarter includes a charge of $42 for accrued post-employment costs for Pioneer employees and tax adjustments related to finalization of purchase accounting, as well as a noncash charge of $13 resulting from the sale of acquired Pioneer inventories which, in accordance with purchase accounting rules, were recorded at fair value on October 1, 1999. Year-to-date includes noncash charges of $366 resulting from the sale of acquired Pioneer inventories and the $42 charge for accrued post-employment costs, partly offset by a $109 gain resulting from the sale by Pioneer of certain equity securities classified as available for sale, and a credit of $11 to reduce the preliminary purchase price allocated to purchased in-process research and development.

<Fj> Includes a charge of $40 related to employee separation costs for about
     850 employees within the Polyester Enterprise.

[FN]
NOTES TO CONSOLIDATED SEGMENT INFORMATION - CONTINUING OPERATIONS - (CONT'D)
----------------------------------------------------------------------------

<Fk> Includes a gain of $62 resulting from the sale of stock that reduced the
     Company's ownership interest in DuPont Photomasks.

<Fl> Includes an exchange loss of $81 on forward exchange contracts purchased in 1998 to lock in the U.S. dollar cost of the acquisition of Herberts. The purchase price for Herberts was negotiated in German marks.

<Fm> Includes a nonoperating gain of $19 on issuance of stock by affiliates.
     This represents the increase in the Company's equity investment in DuPont Photomasks that resulted from the issuance by DuPont Photomasks of additional shares to unrelated parties at a price in excess of book value.




E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES


SEGMENT SALES<Fa>
(3RD QUARTER 2000 VS 3RD QUARTER 1999)
------------------------------------------------------------------------------------------------------------------
                                                                  Segment Sales
                                                               Three Months Ended
                                                                  September 30        Percentage Change Due to:
                                                               ------------------    ----------------------------
                                                                                     U.S.$
                                                                  $      Change      Price     Volume    Other<Fb>
                                                               ------    ------      ------    ------    --------
Agriculture & Nutrition ...................................    $  454       7%        (5)%       12%
Nylon Enterprise ..........................................     1,150       5          3          2
Performance Coatings & Polymers ...........................     1,572      (1)         1         (2)
Pharmaceuticals ...........................................       389       1        N/M        N/M
Pigments & Chemicals ......................................       974       7          3          4
Pioneer ...................................................       129     239          -          -        239%
Polyester Enterprise ......................................       657      (2)         5         (6)        (1)
Specialty Fibers ..........................................       848       0         (2)         2
Specialty Polymers ........................................     1,124       6          2          4
Other .....................................................       108      (6)         -          -         (6)

--------------
<Fa>Includes transfers and pro rata share of equity affiliate sales.
<Fb>Includes sales increase/(decrease) due to acquisitions and divestitures.




SEGMENT INFORMATION EXCLUDING
IMPACT OF ONE-TIME ITEMS -                                      Three Months Ended          Nine Months Ended
CONTINUING OPERATIONS                                              September 30                September 30
-----------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                          2000     1999    % Chg.    2000     1999    % Chg.
-----------------------------------------------------------------------------------------------------------------
AFTER-TAX OPERATING INCOME
--------------------------
Agriculture & Nutrition ...................................   $  13    $ (10)    N/M     $  211   $  234    (10)%
Nylon Enterprise ..........................................      74       87     (15)%      249      293    (15)
Performance Coatings & Polymers ...........................     170      155      10        539      455     18
Pharmaceuticals ...........................................      41       58     (29)       146      182    (20)
Pigments & Chemicals ......................................     169      162       4        519      466     11
Pioneer ...................................................     (97)     (26)    N/M        219       26    N/M
Polyester Enterprise ......................................      19      (23)    N/M         39      (42)   N/M
Specialty Fibers ..........................................     167      189     (12)       543      538      1
Specialty Polymers ........................................     175      166       5        523      494      6
Other .....................................................      (4)      21     N/M          3       44    (93)
                                                              -----    -----             ------   ------
  Total Segment ATOI ......................................     727      779      (7)     2,991    2,690     11

Interest & Exchange Gains and Losses ......................    (122)     (81)              (381)    (211)
Corporate Expenses ........................................     (68)     (73)              (226)    (219)
                                                              -----    -----             ------   ------
  INCOME FROM CONTINUING OPERATIONS .......................   $ 537    $ 625     (14)%   $2,384   $2,260      5%
                                                              =====    =====             ======   ======





FINANCIAL SUMMARY - CONTINUING OPERATIONS
-----------------------------------------
(Dollars in millions, except per share)


                                                         Three Months Ended              Nine Months Ended
                                                            September 30                    September 30
                                                     --------------------------      --------------------------
                                                      2000      1999     % Chg.       2000      1999     % Chg.
                                                     ------    ------    ------      ------    ------    ------
Selected Income Statement Data -
Excluding Impact of One-Time Items
----------------------------------
Sales ..........................................     $6,445    $6,459       0%       $21,952   $19,778     11%
Segment ATOI ...................................        727       779      (7)         2,991     2,690     11
EBIT ...........................................      1,037     1,050      (1)         4,312     3,820     13
EBITDA .........................................      1,501     1,475       2          5,696     5,037     13
Income From Continuing Operations ..............        537       625     (14)         2,384     2,260      5
EPS - Diluted ..................................       0.51      0.59     (14)          2.26      2.02     12




                                                     3rd Quarter 2000 Vs.
                                                     3rd Quarter 1999
                                                     --------------------
Segment ATOI Variance Analysis -
Excluding Impact of One-Time Items
----------------------------------
Prices .........................................            $ 159
Volume .........................................               65
Costs ..........................................             (211)
Other ..........................................              (40)
Currency .......................................              (18)
Portfolio Change ...............................               (7)
                                                            -----
  Total ........................................            $ (52)
                                                            =====


                                  SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                 E. I. DU PONT DE NEMOURS AND COMPANY
                                             (Registrant)




                                          /s/ D. B. Smith
                                 ------------------------------------
                                             D. B. Smith
                                         Assistant Controller




October 25, 2000